
                                  NSAR ITEM 77O
                                      1999
                             VK Emerging Growth Fund
                               10f-3 Transactions

  Underwriting #           Underwriting                Purchased From      Amount of shares   % of Underwriting    Date of Purchase
                                                                               Purchased


         1              Federal Mogul Corp.             Bear Stearns               80,000             0.571%          12/14/98
         2           Time Warner Telecom, Inc.     Morgan Stanley/Lehman          360,000             02.00%          05/11/99
         3            Insight Communications        Donaldson, Lufkin &           213,400              0.85%          07/21/99
                                                          Jenrette
         4                 Devon Energy                Morgan Stanley             153,500              0.61%          09/29/99
